Exhibit 5.1

Seth Gottlieb

+1 650 843 5864

sgottlieb@cooley.com

August 10, 2017

Snap Inc.

63 Market Street

Venice, California 90291

Ladies and Gentlemen:

We have acted as counsel to Snap Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 550,038 shares of the Company’s Class A Common Stock, par value $0.00001 per share (the “Shares”), subject to issuance upon the exercise of stock options outstanding under the Placed, Inc. 2011 Equity Incentive Plan, as amended (the “2011 Plan”), and assumed by the Company on July 20, 2017 pursuant to the terms of that certain Agreement and Plan of Merger by and among the Company, Paradise Merger Sub, Inc., Placed, Inc., and Fortis Advisors LLC, as the Securityholder Representative (as defined therein), dated June 5, 2017.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the 2011 Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2011 Plan, the Registration Statement, and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Snap Inc.

August 10, 2017

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

By:	/s/ Seth Gottlieb
Seth Gottlieb

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM